UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2006

Xenomics, Inc.

(Exact name of registrant as specified in its charter)

Florida	04-3721895
(State or other jurisdiction	IRS Employer
of incorporation or organization)	Identification No.)

420 Lexington Avenue, Suite 1701

New York, New York 10170

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 297-0808

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

On November 30, 2006, Gianluigi Longinetti-Buitoni, the Executive Chairman of Xenomics, Inc. (the “Company”) offered to give the Company the right to require him to purchase up to $1.5 million of the Company’s securities (a “Put”) in exchange for amending the terms of previously issued warrants and the issuance of an additional warrant giving Mr. Longinetti-Buitoni the option to buy the securities which could be the subject of the Put. Following the approval on November 30, 2006 of the transaction by the disinterested members of the Company’s Board of Directors, the Company entered into an amended and restated warrant agreement (the “Amended and Restated Warrant”), replacing the Warrant Agreement previously entered into with Mr. Longinetti-Buitoni in connection with approximately $2 million of financing completed on November 14 and November 17, 2006.  The Amended and Restated Warrant allows the holder to purchase until December 31, 2007 up to an aggregate 6,363,636 units, each containing one share of common stock and one common stock purchase warrant (the “Units”), at an initial purchase price of $0.55 per Unit; provided, on or prior to the time of exercise, the Company receives an aggregate of $5.0 million of financing (the “Financing Condition”).  The common stock purchase warrants have an exercise price, subject to certain adjustments of $0.70 per share and are exercisable at any time prior to the sixth anniversary date of grant.  If the Financing Condition is not fulfilled on or before August 31, 2007, the Amended and Restated Warrant shall terminate and be of no further force or effect.  The Amended and Restated Warrant can only be exercised for cash and if the Company at any time while the Amended and Restated Warrant is outstanding, shall sell or grant any option to purchase or otherwise dispose of or issue any shares of common stock or common stock equivalents entitling any person to acquire shares of common stock, at an effective price per share less than the then exercise price (such lower price, the “Base Exercise Price”), then, the exercise price shall be reduced to an amount equal to the Base Exercise Price and the number of securities issuable thereunder shall be increased such that the aggregate exercise price payable thereunder, after taking into account the decrease in the exercise price, shall be equal to the aggregate exercise price prior to such adjustment. The Amended and Restated Warrant Agreement is filed as Exhibit 4.1 to this report.

In addition, on November 30, 2006, the Company entered into a warrant and put option agreement with Gianluigi Buitoni (the “Warrant and Put Option”).  The Warrant and Put Option allows the holder thereof to purchase up to 2,727,272 additional Units described above until December 31, 2007, at an initial purchase price of $0.55 per Unit; provided, on or prior to the time of exercise, the Financing Condition is attained.  If the Financing Condition has not been fulfilled on or before August 31, 2007, the Warrant and Put Option shall terminate and be of no further force or effect. The Warrant and Put Option has the same anti dilution adjustments provisions as the Amended and Restated Warrant, including the “full-ratchet down” described above.

Upon written notice from the Company at any time after June 1, 2007 and ending the earlier of the satisfaction of the Financing Condition or December 31, 2007, the Holder shall, within 30 days from the date designated in the notice, purchase the number of Units specified in such notice up to the Maximum Put Amount divided by the applicable exercise price.  The Maximum Put Amount is defined as the sum of $5,000,000 less the amount from the sale of securities during the period beginning on December 1, 2006 to the date of measurement including any such sales pursuant to the Company’s prior exercise in part of the put option on or before August 31, 2007.  In no event shall the Maximum Put Amount exceed $500,000 in a period of 30 calendar days or $1,500,000 in the aggregate. The Warrant and Put Option Agreement is filed as Exhibit 4.2 to this report.

Item 3.02.                                          Unregistered Sales of Equity Securities.

The disclosure provided in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 3.02. The issuance of the warrants were made pursuant to Section 4(2) of the Securities Act of 1933, as amended

Item 5.05                                             Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics

The Company’s Code of Business Conduct and Ethics defines a “conflict of interest” as “when the private interests of a director or executive officer interferes in any way or appears to interfere, with the interests of the Company as a whole”. To the extent that the issuance of the securities described above, creates an appearance of a conflict, the disclosure provided in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 5.05.

Item 9.01                                             Financial Statements and Exhibits

(c)           Exhibits.

4.1         Form of Amended and Restated Lead Investor Common Stock Purchase Warrant.

4.2   Form of Warrant and Put Option Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:    December 6, 2006

XENOMICS, INC.

By:	/s/ FREDERICK LARCOMBE
Frederick Larcombe
Chief Financial Officer